Exhibit 10(f)

October 28, 2009

Experian Information Solutions, Inc.

475 Anton Blvd.

Costa Mesa, California 92626-7036

Attention: Don Robert

Dear Mr. Robert:

The purpose of this letter (this “letter agreement”) is to set forth certain non-binding understandings and certain binding agreements between The First American Corporation (“First American”) and Experian Information Solutions, Inc. (“Experian”) with regard to the (i) acquisition (through distribution or otherwise) of certain businesses of First American Real Estate Solutions LLC and First American Real Estate Solutions II LLC (collectively, “FARES”) by First American Real Estate Information Services Inc. (“FAREISI”) or an affiliate thereof (the “Acquiror”) and (ii) amendment and restatement of certain agreements relating to FARES.

NON-BINDING PROVISIONS

The following numbered paragraphs of this letter agreement (collectively, the “Non-Binding Provisions”) reflect our current mutual understanding of the matters described herein, but each party acknowledges that the Non-Binding Provisions are not intended to create or constitute any legally binding obligation between Experian and First American, and neither First American nor Experian shall have any liability to the other with respect to the Non-Binding Provisions until fully-integrated amended and restated definitive agreements and other related documents (collectively, the “Definitive Agreements”) are prepared, authorized, executed and delivered by and between the relevant parties. If the Definitive Agreements are not prepared, authorized, executed and delivered for any reason, neither First American nor Experian shall have any liability to the other based upon, arising from or relating to the Non-Binding Provisions. Each party acknowledges that it will not take action or refrain from taking action in reliance on any of the Non-Binding Provisions or the negotiation thereof, and that any such reliance would be at its own risk. No subsequent oral agreement or consent of the parties (including partial performance) related to the Non-Binding Provisions shall be deemed to impose any such obligation or liability.

1. Data Trace/Data Tree Transaction. The Data Tree and Data Trace businesses will be distributed by FARES to FAREISI, will be purchased by the Acquiror or will otherwise be transferred to the Acquiror upon the occurrence of the closing under the Definitive Agreements. For its indirect interest in the Data Tree and Data Trace businesses Experian will receive at the time of the transfer of such businesses an amount in cash equal to $48,010,000.

Experian Information Solutions, Inc.

October 28, 2009

2. Put and Call Rights. The contribution and joint venture agreement among First American, FAREISI and Experian (the “Contribution Agreement”) shall be amended and restated, among other things, to:

(a) provide that the right of Experian to require First American to purchase its membership interests in FARES (the “Put Right”), and the right of First American to require Experian to sell its membership interest in FARES to First American (the “Call Right;” together with the Put Right, the “Put and Call Rights”), cannot be exercised prior to April 1, 2010;

(b) provide a fixed exercise price of $313,847,000 (this price assumes (i) the consummation of the transaction contemplated by paragraph 1 above and (ii) that Experian has caused a distribution from FARES of its indirect interest in First Advantage Corporation), payable in cash, if either the Put Right or the Call Right is exercised at any time on or after April 1, 2010 and on or prior to December 31, 2010;

(c) provide for a formula exercise price, if either the Put Right or the Call Right is exercised after December 31, 2010, based upon Experian’s then percentage interest in FARES, equal to the average annualized adjusted earnings of FARES for the eight fiscal quarters immediately preceding (and ending on) June 30 of the calendar year preceding the calendar year during which the Put Right or Call Right is exercised and a multiplier of 12.5; and

(d) require that closing of the Put and Call Rights, if exercised, must occur on the last day of the calendar year in which exercised.

3. Distributions. The operating agreements for FARES (the “Operating Agreements”) shall be amended and restated, among other things, to:

(a) cause cash distributions to be made quarterly, to the extent permitted by law, in respect of each member’s income tax obligations in an aggregate amount equal to 40% of the net profits of FARES (after subtracting from net profits FARES’ equity in the earnings, if any, of First Advantage Corporation and after subtracting the net profits of First American CoreLogic, Inc., plus any dividends paid by First Advantage Corporation and First American CoreLogic, Inc. to FARES) in each case for the quarterly period for which such payment of taxes is being made (“Tax Distributions”); and

(b) cause the existing distribution provisions to continue through December 31, 2009 and, commencing with the quarter beginning January 1, 2010, cause fixed aggregate cash distributions of $21,056,000 (“Quarterly Cash Distributions”) to be made, to the extent permitted by law and in addition to Tax Distributions, to the FARES members (in accordance with their respective percentage interests) for each quarterly period ending on or prior to December 31, 2010.

If neither the Put Right nor the Call Right has been exercised by December 31, 2010, Experian and First American shall promptly following such date negotiate in good faith to amend the

Experian Information Solutions, Inc.

October 28, 2009

distribution provisions of the Operating Agreements to determine the formula or method by which distributions over and above Tax Distributions will be made by FARES (it being understood and agreed that it is the intent of Experian and First American that FARES makes distributions of its cash flow in excess of its working capital needs and other cash needs, including, without limitation, adequate reserves for reasonable future contingencies and acquisitions, based upon an agreed formula or method of determination).

4. Governance. The Operating Agreements shall be amended and restated, among other things, to:

(a) modify Experian’s major decisions governance rights as follows:

(i) the threshold of $5,000,000 for the major decision regarding acquisitions shall be increased to $15,000,000 and the “cash down” acquisition major decision shall be eliminated;

(ii) the threshold of $1,250,000 for major decision regarding loans and investments shall be increased to $5,000,000;

(iii) the threshold of $5,000,000 for the major decision regarding sale, transfer or other disposition of assets shall be increased to $15,000,000; and

(iv) the threshold for the major decision relating to any transaction between FARES, on the one hand, and FAFCO or its affiliates, on the other hand, involving estimated consideration paid to or by FARES in excess of $25,000 over any twelve-month period shall be increased to $2,000,000 and such transactions shall be subject to the requirements that such transactions be on an arm’s length basis and economically balanced; FARES shall provide Experian with a statement that summarizes such transactions on a quarterly basis;

(b) permit FAREISI to amend the Operating Agreements in its sole discretion from and after the exercise of the Put Right or the Call Right; provided, however, such amendments shall not (i) affect Experian’s right to receive distributions from FARES (including, without limitation, the right to receive 20% of the Quarterly Cash Distributions prior to December 31, 2010) for periods prior to the closing of the Put Right or Call Right, as the case may be, (ii) amend the liabilities or obligations (including, without limitation, allocations but excluding tax liabilities to the extent compensated for by tax distributions) of Experian on a net basis from those existing in the Operating Agreements immediately prior to the exercise of the Put Right or the Call Right; or (iii) amend the Operating Agreements to create new liabilities or obligations (excluding tax liabilities to the extent compensated for by tax distributions) for Experian on a net basis;

(c) eliminate any requirement that Experian make a capital contribution to maintain its percentage interest in FARES prior to December 31, 2010; and

Experian Information Solutions, Inc.

October 28, 2009

(d) eliminate the Company Development Opportunity provision from and after the exercise of the Put Right or the Call Right.

5. Management Services Fees. The Contribution Agreement for FARES shall be amended and restated, among other things, to:

(a) continue to pay the current management services fee payable to First American through December 31, 2009 and modify such management services fee so that commencing with the quarter beginning January 1, 2010, First American will receive a fixed quarterly management services fee of $1,972,000, payable in cash by FARES, for quarterly periods ending on or prior to December 31, 2010; and

(b) continue to pay the current management services fee payable to Experian through December 31, 2009 and modify such management services fee so that commencing with the quarter beginning January 1, 2010, Experian will receive a fixed quarterly management services fee of $493,000, payable in cash by FARES, for quarterly periods ending on or prior to December 31, 2010.

If neither the Put Right nor the Call Right has been exercised by December 31, 2010, Experian and First American shall promptly following such date negotiate in good faith to amend the management services fee provisions of the Contribution Agreement to determine the formula or method by which management services fee payments will be made by FARES.

6. Conditions. The transactions described in paragraphs 1, 2, 3, 4 and 5 above (collectively, the “Transactions”) are subject, among other conditions, to final board approval by both parties, which approval, the parties acknowledge, can be withheld in the sole and unfettered discretion of each such board, and receipt of consents.

BINDING PROVISIONS

Upon acceptance by Experian of this letter agreement, which acceptance shall be evidenced by Experian’s execution and delivery of an acknowledgement counterpart of this letter agreement, the following lettered paragraphs of this letter agreement (collectively, the “Binding Provisions”) will constitute the legally binding and enforceable agreement of Experian and First American (in recognition of the significant costs to be borne by Experian and First American in pursuing the proposed Transactions and in consideration of their mutual undertakings as to the matters described herein).

A. Certain Fees. Whether or not the parties execute and deliver Definitive Agreements, each of the parties hereto will pay the fees and expenses of its respective counsel and other advisors and the other expenses incident to the negotiation, execution and delivery of this letter agreement and the Definitive Agreements and consummation of the transactions contemplated hereby and thereby.

B. Confidentiality and Publicity. Except as and to the extent required by law, without the prior written consent of the other party, neither Experian nor First American shall, directly or

Experian Information Solutions, Inc.

October 28, 2009

indirectly, make any public comments, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding the proposed Transactions. Notwithstanding the foregoing, (i) Experian acknowledges and agrees that First American may disclose this letter agreement (A) by means of a filing on Form 8-K with the Securities and Exchange Commission (or other similar form) and/or by including a copy of this letter and related disclosure in its reports on Form 10-Q or Form 10-K as filed with the Securities and Exchange Commission; (B) by means of a press release summarizing the terms of this letter agreement; and (C) in its earnings release and earnings call; provided that First American shall provide Experian with a copy of any such disclosure at least 24 hours before such disclosure is filed with the Securities and Exchange Commission or is released to the press or discussed on an earnings call; and (ii) First American acknowledges and agrees that Experian may disclose this letter agreement by means of a press release summarizing the terms of this letter agreement; provided that Experian will provide First American with a copy of any such disclosure at least 24 hours before it is released.

C. Miscellaneous. Either party may terminate this letter agreement at any time by providing the other party with written notice of such termination provided that the Binding Provisions of lettered paragraphs A and B above shall survive any such termination. This letter agreement will be governed by and construed and enforced in accordance with the laws of the State of California, excluding all choice of law and conflicts of law rules thereof. This letter agreement may be executed by facsimile and may be executed contemporaneously in two or more identical counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The parties may amend, modify or supplement this letter agreement at any time, but only by a written instrument duly executed by each of the parties to this letter agreement.

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If the foregoing reflects our mutual understanding and agreement, kindly so indicate by signing a counterpart in the place indicated below and returning your executed signature page to our General Counsel.

Very truly yours,

THE FIRST AMERICAN CORPORATION

By:	/s/ Kenneth D. DeGiorgio
Name:	Kenneth D. DeGiorgio
Title:	Senior Vice President and General Counsel

ACKNOWLEDGED, AGREED AND ACCEPTED

EXPERIAN INFORMATION SOLUTIONS, INC.

By:	/s/ Scott Leslie
Name:	Scott Leslie
Title:	Secretary